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EXHIBIT 99(d)


                               HECHINGER COMPANY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (in thousands except share data)

                                               CLASS A      CLASS B     ADDITIONAL
                                               COMMON       COMMON       PAID-IN      RETAINED     UNEARNED    TREASURY
                                                STOCK       STOCK        CAPITAL      EARNINGS   COMPENSATION   STOCK      TOTAL
                                               --------   ---------     ----------    --------   ------------  --------    -----
BALANCE, JAN. 28, 1995                          $3,080      $1,152       $238,182     $240,919     $(1,553)   $ (507)     $481,273

Restricted stock awards earned                       -           -              -            -         794         -           794
Exercise of stock options including income
   tax benefit                                       -           -             66            -           -        66           132
Conversions from Class B to Class A common
   stock (86,800 Class A common shares)              9          (9)             -            -           -         -             -
Purchase of treasury stock (27,391 Class A
   common shares)                                    -           -              -            -           -      (231)         (231)
Adjustment to fair value of marketable
   securities                                        -           -              -          371           -         -           371
Cash dividends on common stock:
  Class A - $.16 per share                           -           -              -       (4,931)          -         -        (4,931)
  Class B - $.06 per share                           -           -              -         (733)          -         -          (733)
Net loss                                             -           -              -      (77,636)          -         -       (77,636)
                                               --------    --------     ----------   ----------     -------   -------    ----------

 BALANCE, FEB. 3, 1996                           3,089       1,143        238,248      157,990        (759)     (672)      399,039

Restricted stock awards earned                       -           -              -            -         253         -           253
Conversions from Class B to Class A
   common stock                                     43         (43)             -            -           -         -             -
   (431,037 Class A common shares)
Purchase of treasury stock (25,472 Class A
   common shares)                                    -           -              -            -           -      (114)         (114)
Net earnings                                         -           -              -        6,225           -         -         6,225
                                               --------    --------     ----------   ----------     -------   -------    ----------
BALANCE, AUG. 3, 1996 (unaudited)               $3,132      $1,100       $238,248     $164,215      $ (506)   $ (786)     $405,403
                                               ========    ========     ==========   ==========     =======   =======    ==========



See notes to consolidated financial statements.




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